Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   July 20, 2012

ACME UNITED CORPORATION REPORTS 15% SALES GROWTH AND 18% EARNINGS INCREASE FOR SECOND QUARTER

FAIRFIELD, CONN. – July 20, 2012 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the second quarter ended June 30, 2012 were $27.6 million, compared to $24.0 million in the comparable period of 2011, an increase of 15% (16% in local currency).

Net income was $2,061,000, or $.66 per diluted share, for the quarter ended June 30, 2012, compared to $1,743,000 or $.56 per diluted share for the comparable period last year, an increase of 18% in both net income and diluted earnings per share.

Net sales for the six months ended June 30, 2012 were $44.5 million, compared to $38.4 million in the same period in 2011, an increase of 16% (17% in local currency).

Net income for the six months ended June 30, 2012 was $2,320,000, or $.74 per diluted share, compared to $1,863,000, or $.60 per diluted share in the comparable period last year, a 25% increase in net income and 23% in diluted earnings per share.

Net sales for the quarter ended June 30, 2012 in the U.S. segment increased 22% compared to the same period in 2011 primarily due to increased sales of Camillus knives, iPoint pencil sharpeners, paper trimmers and first aid products. Net sales for the six months ended June 30, 2012 in the U.S. segment increased 21% compared to the same period in 2011.  Net sales in Canada for the three months ended June 30, 2012 were constant in U.S. dollars but increased 4% in local currency compared to the same period in 2011.  Net sales for the six months ended June 30, 2012 in Canada decreased 4% in U.S. dollars and 1% in local currency compared to the same period in 2011.

Net sales in Europe for the three months ended June 30, 2012 decreased 21% in U.S. dollars and 11% in local currency compared to the same period in 2011 due to the loss of a large customer as a result of their financial troubles.  Net sales for the six months ended June 30, 2012 in Europe increased 4% in U.S. dollars and 13% in local currency compared to the same period in 2011.

Gross margins were 36% in the second quarters of both 2012 and 2011.  Gross margins were 35% for the six months ended June 30, 2012 compared to 36% for the comparable period last year.

Operating profit was $3,078,000 for the quarter ended June 30, 2012 compared to$2,460,000 for the comparable period last year, an increase of 25%. Operating profit was$3,536,000 for the six months ended June 30, 2012 compared to $2,643,000 for the comparableperiod last year, an increase of 34%.

Walter C. Johnsen, Chairman and CEO said, “I am very pleased with the Company’s performance, which has just recorded its highest quarterly sales and earnings in its history.  Our Westcott, Clauss, Camillus, Physicians Care, and Pac-Kit brands each had record quarterly sales. In addition, our back-to-school sales continue to be strong.”

Mr. Johnsen added that The C-Thru Ruler product family has now been integrated into Acme United’s operations. He looks forward to its contribution to earnings in the third quarter and going forward.

The Company’s bank debt less cash on June 30, 2012 was $15.9 million compared to $14.4 million on June 30, 2011.  On June 7, 2012, the Company paid approximately $1.5 million for certain assets of the C-Thru Ruler Company. Additionally, during the 12 month period ended June 30, 2012, Acme purchased 40,560 shares of its common stock for treasury for a total of approximately $400,000, paid approximately $800,000 in dividends on its common stock and generated $1.3 million in cash flow from operations less capital expenditures.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, PhysiciansCare ® and Pac-Kit®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, including its ability to integrate successfully companies which it may acquire from time to time and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2012
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2012	June 30, 2011

Net sales	$27,594	$24,029
Cost of goods sold	17,773	15,346
Gross profit	9,821	8,683
Selling, general, and administrative expenses	6,743	6,223
Income from operations	3,078	2,460
Interest expense	91	114
Interest income	(29)	(40)
Net interest expense	62	74
Other expense	43	3
Total other expense	105	77
Pre-tax income	2,973	2,383
Income tax expense	912	640
Net income	$2,061	$1,743

Shares outstanding - Basic	3,103	3,096
Shares outstanding - Diluted	3,144	3,117

Earnings per share basic	$0.66	$0.56
Earnings per share diluted	0.66	0.56

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2012 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2012	June 30, 2011

Net sales	$44,472	$38,430
Cost of goods sold	28,707	24,439
Gross profit	15,765	13,991
Selling, general, and administrative expenses	12,229	11,348
Income from operations	3,536	2,643
Interest expense	193	211
Interest income	(76)	(90)
Net interest expense	118	121
Other expense (income)	86	(22)
Total other expense	203	99
Pre-tax income	3,333	2,544
Income tax expense	1,013	681
Net income	$2,320	$1,863

Shares outstanding - Basic	3,118	3,085
Shares outstanding - Diluted	3,142	3,111

Earnings per share basic	$0.74	$0.60
Earnings per share diluted	0.74	0.60

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2012
(Unaudited)

Amounts in 000's	June 30, 2012	June 30, 2011

Assets:
Current assets:
Cash	$7,141	$4,234
Accounts receivable, net	23,857	23,481
Inventories	26,681	23,575
Prepaid and other current assets	1,859	1,298
Total current assets	59,538	52,588

Property and equipment, net	2,377	2,303
Long term receivable	1,734	1,810
Intangible assets, less amortization	4,288	3,331
Other assets	1,217	1,032
Total assets	$69,154	$61,064

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$9,968	$8,210
Other current liabilities	5,612	5,145
Total current liabilities	15,580	13,355
Bank debt	23,005	18,601
Other non current liabilities	1,130	1,583
	39,715	33,539
Total stockholders' equity	29,439	27,525
Total liabilities and stockholders' equity	$69,154	$61,064